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                        SHAREHOLDER SERVICE PLAN AND AGREEMENT

                             CRA REALTY SHARES PORTFOLIO

                                       CLASS A


    CRA Realty Shares Portfolio (the "Portfolio") is a separate series of The Advisors' Inner Circle Fund (the "Fund"), an open-end investment company registered under the Investment Company Act of 1940, as amended. The Portfolio desires to retain SEI Financial Services Company (the "Distributor"), a Pennsylvania corporation, to itself provide or to compensate service providers who themselves provide, the services described herein to clients (the "Clients") who from time to time beneficially own Class A shares ("Shares") of the Portfolio. The Distributor is willing to itself provide or to compensate service providers for providing, such shareholder services in accordance with the terms and conditions of this Agreement.

SECTION 1. The Distributor will provide, [or will enter into written agreements] in the form attached hereto with service providers pursuant to which the service providers will provide, one or more of the following shareholder services to Clients who may from time to time beneficially own Shares:

         (i) providing information periodically to Clients showing their positions in Shares;

         (ii) forwarding shareholder communications from the Trust (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Clients;

         (iii) processing purchase, exchange and redemption requests from Clients and placing such orders with the Trust or its service providers;

         (iv) providing subaccounting with respect to Shares beneficially owned by Clients;

         (v) processing dividend payments from the Portfolio on behalf of Clients; and

         (vi) providing such other similar services as the Portfolio may reasonably request to the extent that the Distributor and/or the service provider is permitted to do so under applicable laws or regulations.

SECTION 2. The Distributor will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in the Distributor's business, or any personnel employed by the Distributor) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

SECTION 3. Neither the Distributor nor any of its officers, employees, or agents is authorized to make any representations concerning the Portfolio or the Shares except those contained in the Portfolio's


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then-current prospectus or Statement of Additional Information for the
Shares, copies of which will be supplied to the Distributor, or in such supplemental literature or advertising as may be authorized in writing.

SECTION 4. For purposes of this Agreement, the Distributor and each service provider will be deemed to be independent contractors, and will have no authority to act as agent for the Trust in any matter or in any respect. By its written acceptance of this Agreement, the Distributor agrees to and does release, indemnify, and hold the Portfolio harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions, or inactions of or by the Distributor or its officers, employees, or agents regarding the Distributor's responsibilities under this Agreement, the provision of the aforementioned services to Clients by the Distributor or any service provider, or the purchase, redemption, transfer, or registration of Shares (or orders relating to the same) by or on behalf of Clients. The Distributor and its officers and employees will, upon request, be available during normal business hours to consult with representatives of the Portfolio or its designees concerning the performance of the Distributor's responsibilities under this Agreement.

SECTION 5. In consideration of the services and facilities to be provided by the Distributor or any service provider, the Portfolio will pay to the Distributor a fee, as agreed from time to time, at an annual rate of up to .25% (twenty-five basis points) of the average net asset value of all Class A shares of the Portfolio, which fee will be computed daily and paid monthly. The Portfolio may, in its discretion and without notice, suspend or withdraw the sale of its Class A Shares, including the sale of Class A Shares to any service provider for the account of any Client or Clients. The Distributor may waive all or any portion of its fee from time to time.

SECTION 6. The Portfolio may enter into other similar servicing agreements with any other person or persons without the Distributor's consent.

SECTION 7. By its written acceptance of this Agreement, the Distributor represents, warrants, and agrees that the services provided by the Distributor under this Agreement will in no event be primarily intended to result in the sale of Shares.

SECTION 8. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Portfolio or its designee and shall continue until terminated by either party. This Agreement is terminable with respect to the Class A Shares of the Portfolio, without penalty, at any time by the Portfolio or by the Distributor upon written notice to the Portfolio.

SECTION 9. All notices and other communications to either the Portfolio or to the Distributor will be duly given if mailed, telegraphed, telefaxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party shall so provide the other.

SECTION 10. This Agreement will be construed in accordance with the laws of the Commonwealth of Pennsylvania and may not be "assigned" by either party thereto as that term is defined in the Investment Company Act of 1940.


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SECTION 11.  References to the "CRA Realty Shares Portfolio," the "Fund," and
the "Trustees" of the Fund refer respectively to the Fund created and the Trustees as trustees, but not individually or personally, acting from time to time under the Declaration of Trust of the Fund dated July 18, 1991, a copy of which is on file with the Department of State of the Commonwealth of Massachusetts and at the Fund's principal office. The obligations of the Fund entered into in the name or on behalf thereof by any of the Trustees, officers, representatives, or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives, or agents of the Fund personally. Further, any obligations of the Fund with respect to the Portfolio shall not be binding upon any other Portfolio.

By their signatures, the Fund and the Distributor agree to the terms of this Agreement.



THE ADVISORS' INNER CIRCLE FUND
on behalf of the

CRA REALTY SHARES PORTFOLIO

By:  /s/ Barbara A. Nugent                  Date:  11/12/96
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SEI FINANCIAL SERVICES COMPANY

By:  /s/ Todd Cipperman                     Date:  11/12/96
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